Exhibit 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of the 15th day of June, 2007, by and between AKRION, INC., a Delaware corporation (the “Company”), and MICHAEL IOANNOU (“Executive”).

BACKGROUND

The Company wishes to employ Executive as Chief Operating Officer of the Company, and Executive wishes to be employed by the Company as Chief Operating Officer, on the terms and conditions contained in this Agreement. The parties desire to set forth the terms and conditions of the employment relationship between the Company and Executive.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment and Duties.

(a) The Company hereby employs Executive as Chief Operating Officer of the Company, and Executive hereby accepts such employment, subject to the terms and conditions of this Agreement. Executive shall report to the Chief Executive Officer of the Company.

(b) Executive shall have such authority and such responsibilities as are reasonable and customary for similar positions within the Company’s industry and such other authority and responsibilities as the Company’s Board of Directors (the “Board”) reasonably may determine from time to time.

(c) Executive agrees to devote his best efforts and all his business time, attention, energy and skill to performing the duties described herein.

2. Effective Date. This Agreement shall commence on the date hereof. Executive shall be employed as an employee at-will and accordingly, subject to Paragraph 6, this Agreement may be terminated at any time by either party for any reason.

3. Compensation. As compensation for performing the services required by this Agreement, Executive shall be compensated as follows:

(a) Base Compensation. The Company shall pay to Executive an annual base salary (the “Base Compensation”) in the initial amount of $275,000, payable in accordance with the Company’s standard payroll practices and subject to withholding for applicable federal, state and local taxes and all other items, if any, required to be withheld. Such Base Compensation shall be reviewed from year to year and may be adjusted in the sole discretion of the Board.

(b) Bonus Compensation. In addition to the Base Compensation, Executive shall be eligible to receive, at the sole discretion of the Compensation Committee of the Board,

an annual bonus in such amount and based on such criteria as may be established by the Compensation Committee. If the Compensation Committee establishes a bonus structure for Executive with respect to a calendar year, the Compensation Committee shall designate the “Target Bonus” for such year, which generally would represent the bonus payable to Executive if the Company were to achieve its budgeted results for such year and which initially shall be 50% of the Base Compensation. Any such annual bonus for 2007 shall be pro rated for the portion of 2007 during which Executive is employed by the Company. Executive acknowledges that nothing contained herein shall be construed as an offer or commitment by the Company to pay any bonuses or additional compensation hereunder.

(c) Stock Options. The Company agrees that on the date hereof it will grant to Executive an option (the “Option”) to purchase 175,000 shares of the Company’s Common Stock pursuant the Company’s Stock Incentive Plan and a stock option agreement to be entered into by Executive and the Company. The Option will vest in three annual installments as follows: (i) 58,333 shares on the first anniversary of the date hereof; (ii) 58,333 shares on the second anniversary of the date hereof; and (iii) 58,334 shares on the third anniversary of the date hereof. The exercise price of the Option will be $12.25 per share; provided, however, that in the event that a Company IPO (as hereinafter defined) is completed on or before December 31, 2007 and the initial public offering price of a share of Common Stock in the Company IPO is greater than $12.25, the exercise price of the Option will be increased to the initial public offering price of a share of Common Stock in the Company IPO. For purposes of this Agreement, “Company IPO” shall mean the sale by the Company of its common stock through an underwritten public offering.

4. Employee Benefits.

(a) While employed by the Company under this Agreement, Executive shall have the right to participate in such retirement plans (qualified or non-qualified), pension, insurance, health, disability or other benefit, option or bonus plans or programs that may be generally offered from time to time by the Company to its executive officers.

(b) Executive shall have the right to four weeks of paid vacation during each calendar year during his employment under this Agreement, pro rated for partial years. There shall be no accrual of vacation days that are not taken in a given calendar year.

5. Expenses and Costs.

(a) Executive shall promptly be reimbursed against presentation of vouchers or receipts in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time for all reasonable and necessary expenses incurred by him in connection with the performance of business-related duties upon the approval of same by the Company, which approval shall not be unreasonably withheld or delayed.

(b) The Company agrees that it will reimburse Executive for or pay directly certain costs of relocating Executive’s primary residence to Allentown, Pennsylvania on or before July 1, 2008, as follows (collectively, the “Relocation Benefits”): (i) until the sale of Executive’s primary residence, the Company will reimburse Executive for his reasonable commuting expenses, including temporary housing and airfare; (ii) the Company will pay the cost to pack and move Executive’s household goods and two automobiles and to provide storage for such household goods as may be reasonably required; (iii) the Company will pay the cost of one house-hunting trip for Executive and his immediate family, including air travel, lodging and car rental for such trip and a reasonable per-person per diem for such trip; and (iv) the Company will reimburse Executive for his actual closing costs and realtor fees with respect to the sale of his primary residence upon presentment of all documentation evidencing such closing costs and fees. The Company will have no obligation to provide any of the Relocation Benefits to the extent they are not used or incurred by Executive on or prior to July 1, 2008. Notwithstanding the foregoing, in the event that Executive terminates his employment under this Agreement for any reason prior to July 1, 2009, Executive agrees that he will reimburse the Company in full for any Relocation Benefits provided by the Company hereunder.

6. Termination and Termination Benefits.

(a) Termination by the Company With Cause or by Executive Without Good Reason. The Company may terminate Executive’s employment for Cause (as hereinafter defined) at any time. Upon termination for Cause, or in the event Executive resigns without Good Reason (as defined in Paragraph 6(b) below), Executive’s sole entitlement shall be the payment of his Base Compensation through the date of termination. For purposes of this Agreement, “Cause” shall mean (i) an act of dishonesty by Executive that results in or was intended to result in gain to or personal enrichment of Executive at the Company’s expense; (ii) the willful engaging by Executive in misconduct which is injurious to the Company; (iii) the repeated failure of Executive to satisfactorily perform his duties hereunder (as directed by the Board); (iv) the material breach by Executive of any other material provision of this Agreement; (v) the failure by Executive to comply with all material applicable laws in performing Executive’s duties hereunder or in directing the conduct of the Company’s business; (vi) the commission by Executive of any felony or intentionally fraudulent act against the Company or its affiliates, employees, agents or customers; or (vii) the commission by Executive of gross negligence or gross insubordination in the performance of his duties hereunder.

(b) Termination by the Company Without Cause or by Executive With Good Reason. The Company may terminate Executive’s employment without Cause at any time upon 30 days’ prior written notice to Executive. Executive may terminate his employment with Good Reason upon 30 days’ prior written notice to the Company (during which period Executive shall, if requested in writing by the Company, continue to perform his duties as specified under this Agreement). If either of the foregoing termination events occur, Executive shall be entitled to receive the following: (i) if such termination occurs prior to a Change of Control (as hereinafter defined), Executive shall be entitled to receive (1) an amount equal to his then annual Base Compensation for the year in which the termination occurs payable in 12 equal monthly payments beginning on the first monthly anniversary of his termination of employment, and (2) the cost for health insurance coverage through COBRA for Executive for 12 months following the date of termination; or (ii) if such termination occurs upon or within 12 months following a Change of Control, Executive shall be entitled receive (1) an amount equal to one and one-half times his then annual Base Compensation for the year in which the termination occurs payable in 18 equal monthly payments beginning on the first monthly anniversary of his termination of employment, and (2) the cost for health insurance coverage through COBRA for Executive for

18 months following the date of termination; provided, however, that as a condition to the Company’s obligation to pay Executive any amounts under this Paragraph 6(b), the Company may require Executive to execute a Release and Settlement Agreement waiving all known or unknown claims against the Company, in a form reasonably requested by the Company, and Executive shall agree to comply with his surviving obligations under Paragraphs 7 and 8 hereunder. For purposes of this Agreement, “Good Reason” shall mean: (x) a substantial reduction in Executive’s responsibilities, which change materially reduces Executive’s stature, importance and dignity within the Company; (y) the relocation of the Company’s business operations, without the consent of Executive, to a location more than 50 miles from the Company’s current corporate headquarters; or (z) the Company’s material breach of a material provision of this Agreement, which breach shall remain uncured for 30 days after written notice of such breach shall have been given to the Company. For purposes of this Agreement, “Change of Control” shall mean any one of the following: (A) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than a stockholder of the Company immediately prior to the date of the completion of a Company IPO or a limited partner of Sunrise Capital Partners, L.P., becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities of the Company; (B) the consummation of any merger or consolidation of the Company with another corporation in which the stockholders of the Company immediately prior to the merger or consolidation will not beneficially own immediately after the merger or consolidation shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or where the members of the Board immediately prior to the merger or consolidation would not immediately after the merger or consolidation constitute a majority of the board of directors of the surviving corporation; (C) the consummation of a sale or other disposition of all or substantially all of the assets of the Company to an entity that is not either a subsidiary of the Company or an entity whose stockholders and other equity holders, individually, have the same equity interests in the Company and the acquiring company; or (D) a liquidation or dissolution of the Company.

(c) Disability. If (i) due to illness, physical or mental disability, or other incapacity, Executive shall fail for a period of three months to perform the principal duties required by this Agreement or (ii) Executive is entitled to receive benefits under a disability income insurance policy sponsored by the Company, the Company may terminate Executive’s employment effective immediately upon the giving of written notice to Executive. In such event, Executive shall be (A) paid his Base Compensation through the date of termination, and (B) provided with the employee benefits pursuant to Paragraph 4 through the date of termination.

(d) Death. In the event of Executive’s death during his employment under this Agreement, this Agreement shall automatically terminate, and Executive’s estate shall be paid his Base Compensation through the date of death and be provided his benefits pursuant to Paragraph 4 through the date of death.

7. Noncompetition, Noninterference and Nonsolicitation.

(a) During Executive’s employment with the Company and (i) for a period of one year following termination of Executive’s employment with the Company for Cause or following a resignation by Executive without Good Reason, (ii) for a period of one year following termination of Executive’s employment as a result of disability under Section 6(c) hereof; (iii) if prior to a Change of Control, for a period of one year following termination of Executive’s employment with the Company without Cause or following the resignation by Executive for Good Reason, or (iv) if upon or after a Change of Control, for a period of eighteen months following termination of Executive’s employment with the Company without Cause or following the resignation by Executive for Good Reason, Executive shall not engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise), or be financially interested in, any business related to the manufacture, sale and/or marketing of capital equipment used in the manufacturing of semiconductor-related devices which is reasonably, directly or indirectly, in competition with the Company; provided however, that the foregoing restrictions shall not prevent Executive from holding for investment no more than 5% of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in the over-the-counter market.

(b) During his employment and for a period of one year following termination of Executive’s employment for any reason, Executive shall not solicit, induce or encourage any person or entity who was at the time of or within 12 months prior to termination of Executive’s employment an employee, consultant, independent contractor, supplier or customer of the Company or person or entity otherwise doing business with the Company to cease to do business with the Company, reduce the amount of business with the Company or cease to be employed by the Company.

(c) Executive agrees that if any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof or the scope thereof, Executive agrees that the court making such determination shall have the power to reduce the area and/or the duration and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form as is adjudged to be reasonable by the court. If Executive violates any of the restrictions contained in the foregoing subparagraphs, the restrictive period shall not run in favor of Executive from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company.

(d) Executive acknowledges that the restrictions contained in the foregoing Paragraphs 7(a) and 7(b), in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Executive therefore acknowledges that, in the event of Executive’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive further acknowledges and represents that Executive possesses skill and ability which can be applied in business areas which do not compete with the Company, and therefore, the restrictions contained in this Agreement will not prevent him from securing gainful employment after termination of this Agreement.

8. Confidential Information; Inventions Agreement.

(a) All advertising, sales, manufacturers’ and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to Executive by the Company or developed by Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with Executive’s employment hereunder (collectively, “Company Information”), are and shall remain the sole and confidential property of the Company; if the Company requests the return of Company Information at any time during Executive’s employment or upon or after the termination of Executive’s employment, Executive shall immediately deliver such Company Information to the Company.

(b) During the term of this Agreement and at all times thereafter, Executive shall not use for Executive’s personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Company, any Company Information or any confidential and/or proprietary information regarding the business methods, business policies, procedures, techniques, research or development projects of the Company, trade secrets or other knowledge, processes of or developed by the Company, any names and addresses of customers or clients, any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of the Company made known to Executive or learned or acquired by Executive while in the employ of the Company. Notwithstanding the foregoing, it is understood that this Paragraph 8(b) is not intended to cover information that is generally known in the trade or industry (other than through a breach of this Agreement) or information that is not gained as a result of a breach of this Agreement.

(c) Any and all writings, inventions, improvements, processes and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent therefor and can secure such copyright or patent wherever possible, as well as reissues, renewals and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

9. Lock-Up Agreement. In the event of a Company IPO, Executive agrees that he will execute a lock-up agreement restricting the right of Executive or any “affiliate” (as such term is defined in Rule 144 of the Securities Act of 1933) of Executive to sell, transfer or otherwise convey his Common Stock or Options, the form of which agreement shall be negotiated between the underwriters in such Company IPO and the Company.

10. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

(b) Assignment; Binding Effect. This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, the Company may assign this Agreement upon (i) the sale of all or substantially all of the Company’s assets or (ii) a merger or consolidation involving the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors (including successors by merger, consolidation or similar transactions), permitted assigns, personal representatives, heirs, executors and administrators.

(c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

(d) Waiver. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any other right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself or a waiver of any other right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

(e) Governing Law. This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law provisions.

(f) Headings. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

(g) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses:

If to Executive:	Michael Ioannou
_____________________________
_____________________________

If to the Company:	Akrion, Inc.
6330 Hedgewood Drive, Suite 150
Allentown, PA 18106
Telecopy : __________________
Attn: Chief Executive Officer

with a copy to:	Richard J. Busis, Esquire
Cozen O’Connor
1900 Market Street
Philadelphia, PA 19103
Telecopy: (215) 665-2013

or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to the other in the manner provided in this Paragraph 10(g) for the service of notices.

(h) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which counterparts and/or facsimiles shall be deemed to be an original, and all such counterparts and facsimiles shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AKRION, INC.

By:	/s/ Peter S. Kirlin
Name: Peter S. Kirlin Title: Executive Chairman

/s/ Michael Ioannou
MICHAEL IOANNOU